April 29, 2024

IDX Funds

9311 E Via De Ventura, Suite 105

Scottsdale, AZ 85258

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the IDX Risk-Managed Bitcoin Strategy Fund and the IDX Commodity Opportunities Fund, each a series portfolio of the IDX Funds (the “Trust”) that is included in Post-Effective Amendment No. 49 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-206491), and Amendment No. 54 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23089), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell
On behalf of FinTech Law

FinTech Law

6224 Turpin Hills Drive     |     Cincinnati, OH 45244-3557      |     fintechlegal.io      |      (513) 991-8472